DATARAM

                           June 20, 2005



Lars Marcher
Dataram Corporation
Route 571, Princeton Road
West Windsor, NJ 08550

           Re:     Employment Restructuring

Dear Lars:

     I am writing to set forth our mutual understanding regarding the terms of the restructuring of your position with Dataram to comply with your desire to return to Denmark:

     1. As of June 30, 2005, you will be stepping down as President and COO of the Company. From that date until December 31, 2005 you nevertheless will continue to be an employee of the Company, with your primary location being Denmark and with the same compensation and benefits as you presently have, taking directions as to the scope of your employment from me or such persons as I may designate.

     2. On December 31, 2005, your employment with the Company will terminate. Commencing January 1, 2006, you will be engaged as an independent contractor to consult with the Company in matters relating to sales and marketing. That consultancy shall continue until April 30, 2006, or until you become employed by another company, whichever shall first occur. Your fee as a consultant shall be the same, on a pro rata basis, as your gross salary as an employee as such existed at the termination of your employment on December 31, 2005, except that you will no longer be entitled to or participate in the Company's employee benefit plans. Payment of your fee shall be on such a periodic basis as the Company shall determine, keeping in mind your preferences in that regard.


     3. Even if your consultancy terminates prior to April 30, 2006, as contemplated by paragraph 2, above, the Company shall continue to pay your fee on a periodic basis until April 30, 2006.

     4. During this period of consultancy you agree to be available to officers of the Company and relevant employees of our marketing and sales department to answer questions and perform such assignments (not to exceed 10 hours a week) as you may be requested.

     5. During the period of your consultancy, the Company will reimburse you for actual expenses you incur while serving on the Company's behalf provided that no such expense shall be incurred by you without the prior consent of the Company.

     6. Upon the conclusion of the consulting agreement you agree to return to the Company all customer information in your possession, all customer lists, all contact lists and any other
Company property in your possession.

     7. You should understand that the termination of your employment status on December 31, 2005 will trigger a 90-day period within which you must exercise your existing stock options or they will expire.

     8. You agree that from the present time until the expiration of a 3-year period following your consulting service you will not, without the express prior written consent of the Company, disclose any trade secret or confidential information of the Company or any of its clients to any third party.

     9. During the term of your consulting agreement and for a 12-month period thereafter:

          a. Non-solicitation: You agree not to solicit any employee of the Company to leave his or her employment to take up employment with any other company for any reason.

          b. Non-competition: You agree not to compete with the Company by accepting employment as an employee, agent, independent contractor, consultant, director, or otherwise with any direct or indirect competitor of the Company or with any client of the Company for whom you have worked on behalf of the Company, without the express prior written consent of the Company, which consent may be withheld for any reason.

     10. You acknowledge that any disclosure of Company trade secrets or confidential information or any breach of agreement against non-solicitation of employees or breach of the agreement against competition will give rise to irreparable injury to the Company. Such damage will be difficult to ascertain and the Company will be inadequately compensated by damages. Accordingly, you agree that the Company may seek and obtain injunctive relief in addition to any other legal remedies, which may be available. Moreover you agree that should any provision of this agreement be violated by you, in addition to all other remedies, the Company may rightfully terminate the above 4-month consulting agreement without any further liability hereunder.

     11. By accepting the terms of this you will have released and given up any and all claims against Dataram that you may have up to the date of this letter, including but not limited to claims of any kind under state or federal law based upon your employment by the Company and this agreement, but not including claims to enforce the terms of this agreement.

     12. Although we have encouraged you to consult with an attorney with respect to this agreement, you have advised us that you do not intend to do so.

     13. All prior agreements between you and the Company relating to your employment or compensation, including but not limited to the letter agreement you and I executed dated July 12, 2002, are hereby terminated in all respects without any continuing liability on your part or on the part of the Company.

     If you are in agreement with all of the foregoing terms, please countersign this letter indicated below.



     I would like to add that the Company appreciates all you have done and will continue to do in its behalf, as well as the personal relationships you have developed during your years with us.

                            Sincerely,

                            ROBERT V. TARANTINO

                            Robert V. Tarantino
                            Chairman and CEO

I agree to the foregoing terms
as of the above date.

LARS MARCHER
__________________________
Lars Marcher
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